Exhibit 99.1



[GRAPHIC OMITTED]



  American Telecom Services adds two new DECT 6.0 Pay N' Talk and Digital Clear
                                Internet Phones

    Introduction of Cordless Multi Handset TAD and the Digital Clear Cordless
       multi handset plug and talk Internet Phone are innovative additions to the largest line of DECT 6.0 telephones in the US market

Contact:          Bruce Hahn, CEO
                  310-871-9904
                  404-261-7466
                  Bruce.Hahn@atsphone.com

Investor Contact: Matt Hayden, President
                  Hayden Communications
                  (858) 704-5065
                  matt@haydenir.com

Media Relations:  Danielle Ross
                  Comunicano, Inc
                  (858) 314-2958
                  dross@comunicano.com
                  Comunicano, Inc


FOR IMMEDIATE RELEASE


City of Industry, California, December 7, 2006--American Telecom Services (ATS) (AMEX: TES), a leading provider of converged communications solutions, today announced the introduction of two new Interference Free DECT 6.0 telephones. The first product is a cordless multi handset phone with an integrated telephone answering system. The second product is an addition to the Digital Clear Internet Phone line which offers an integrated fax port within the platform. These new products expand what is already the nation's largest line of DECT 6.0 cordless multi handset phones using the Pay N' Talk platform for traditional service as well as the Digital Clear Internet Telephone line, the most diverse line of Internet phones in the U.S., which include a built-in adaptor and router platform in all the master base units to allow for a simple plug and talk experience.

The E30025CL is a DECT 6.0 cordless multi handset telephone with an integrated answering system shipped as a master handset with three extensions for less than $100 retail. In addition to ATS' standard phone features (30-name caller ID log, last-10-number redial, 50-number speed-dial phonebook, for example), the product includes a "Money Saving Green Button" for accessing the company's patent-pending "Pay N' Talk" long distance service from every handset. The expansion handsets may be used in any room in the home simply by plugging their bases into AC outlets. The company has already shipped more than 120,000 handsets of the E30025CL for holiday season sales.

"The DECT platform used to develop these new phone systems, combined with our patent pending `Pay N' Talk' service, offers consumers substantial cost savings over many comparable traditional phone systems," commented Bruce Hahn, CEO. "Our goal is to continue to release DECT 6.0 products in both of our traditional and Internet telephone product lines. The E30025CL is our second, but not the last, DECT 6.0 phone with an integrated answering system that we plan to release over the coming months."

         Additional information on the E30025CL may be found at
         http://www.atsphone.com/payntalk/E300/E30025CL.html
         ---------------------------------------------------

The E320025 includes access to the company's proprietary "Pay N' Talk" long distance service through the "Money Saving Green Button" on every handset. "Pay N' Talk" service offers consumers the opportunity to save on their regional, domestic and international long distance service. By pressing the "Money Saving Green Button", consumers can activate their Pay N' Talk account, make calls and manage their account. All domestic calls are 3.9 cents per minute with no additional charges and all taxes included. Competitive international rates may be found at http://atsphone.com/payntalk/rates.html.

The Company's latest DECT 6.0 Digital Clear Internet phone, the X10001 is expandable up to a total of four cordless handsets. The complementary X10002 extensions are bundled with their own charger that can be placed in any room with a power outlet. This phone connects directly to the user's broadband modem and, since it includes a built in router, already has a port for the user's PC, eliminating the need for an additional external router and confusing wiring. The X10001 is unique in its class because of the inclusion of an additional standard telephone jack that can be used to connect a fax machine to the base. The X10001 includes ATS' patent-pending "Digital Clear" technology. The company expects to begin shipping the X10001 within the next 90 days.

         Additional information on the X10001 may be found at
         http://www.atsphone.com/internet/X1000/X10001.html
         --------------------------------------------------


"We're pleased to launch the X10001 as it demonstrates our commitment to innovation in the development of DECT 6.0 cordless multi handset Internet phones," said Adam Somer, Co-President of ATS. "Our first models showed consumers that they no longer need to purchase a separate analog telephony adapter (ATA), router and telephone, or deal with the inconvenience, complexity and expense of additional wiring to use their service. We include all of the required functionality in a single high-quality affordable device to allow a simple plug and talk experience for the consumer. We have added features to this product by adding an additional phone jack on the back of the base so that consumers can attach their fax machine making this the perfect phone for a small business or home office."

Priced for less than $50 at retail for the master base X10001, ATS also is introducing a companion expansion handset, the X10002, that will retail for less than $30. The phone will be sold in multiple retail package configurations ranging from stand-alone masters and extensions to combination sets of a master base and up to three additional handsets.

         Additional information on the X10002 may be found at
         http://www.atsphone.com/internet/X1000/X10002.html
         --------------------------------------------------

ATS products are available at more than 14,000 retail locations nationwide.

About American Telecom Services:
American Telecom Services, a leading provider of traditional and internet phones bundled with service offerings, currently offers "Digital Clear" Internet phone bundles powered by SunRocket (Voice-over-Internet-Protocol or "VoIP") and "Pay N' Talk" prepaid residential long distance communications services powered by IDT. These services are bundled with ATS' diverse line of custom-designed digital cordless multi-handset phones. ATS sells its phone/service bundles through major retailers under the "American Telecom," "ATS," "Pay N' Talk" and "Digital Clear" brand names.

Safe Harbor Statement
Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify those forward-looking statements by words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those words and some other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the Company anticipates. Factors that could cause actual results to differ from those contained in the forward-looking statement include, but are not limited to, those risks and uncertainties described in the Company's prospectus dated February 1, 2006 and the other reports and documents the Company files from time to time with the Securities and Exchange Commission. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to (and expressly disclaims any such obligation to) publicly update or alter its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.